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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2003

REGISTRATION NO. 333-107030

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DYAX CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3053198
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification Number)

300 Technology Square
Cambridge, Massachusetts 02139
(617) 225-2500

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Henry E. Blair
President and Chief Executive Officer
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139
(617) 225-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Nathaniel S. Gardiner, Esq.
Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
(617) 239-0100

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2003

PROSPECTUS

$40,000,000

DYAX CORP.

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES AND WARRANTS

        Dyax Corp. may offer to the public from time to time in one or more series or issuances:

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  shares of its common stock;

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  shares of its preferred stock;

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  debt securities consisting of debentures, notes or other evidences of indebtedness; or

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  warrants to purchase common stock, preferred stock or debt securities.

        Dyax common stock trades on the Nasdaq National Market under the symbol "DYAX". Any common stock sold by means of a prospectus supplement to this prospectus may be listed on the Nasdaq National Market.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 29 of this prospectus before you make your investment decision.

        In this prospectus, "Dyax," "we," "us" and "our" refer to Dyax Corp., excluding, unless the context otherwise requires, its subsidiaries.

        SEE RISK FACTORS BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THESE SECURITIES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

        The date of this prospectus is                        , 2003

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Note Regarding Trademarks

        Dyax and the Dyax logo are registered trademarks of Dyax Corp. Biotage is a trademark of Biotage, Inc., our subsidiary. All other trademarks or service marks appearing in this prospectus and the documents we incorporate by reference are the property of their owners.

i

DYAX CORP.

        We are a biopharmaceutical company principally focused on the discovery, development and commercialization of antibody, protein and peptide based therapeutic products. We currently have two recombinant proteins in phase II clinical trials. DX-88 is being studied for the treatment of hereditary angioedema and for use during cardiothoracic surgery and DX-890 is being studied for the treatment of cystic fibrosis. We also have a number of ongoing discovery programs using our proprietary and patented technology, known as phage display, to identify compounds with potential for the treatment of various diseases. We are using phage display technology to build a broad portfolio of product candidates that we plan to develop and commercialize either ourselves or with others. We believe that phage display can have the greatest potential impact on our business through our discovery of proprietary biopharmaceuticals.

        We plan to continue to invest in programs using our phage display technology to discover new product candidates, especially antibodies. We have accumulated losses since inception as we have invested in our businesses. We seek to offset some of our development costs by generating revenue from the partnering of our portfolio of product candidates and by leveraging our phage display technology. The ways in which we can leverage our phage display technology include (i) funded research that we conduct on behalf of our collaborators using our phage display technology to identify compounds that can be used in therapeutics, diagnostic imaging, the development of research reagents, and in purifying and manufacturing biopharmaceuticals and (ii) licensing of our phage display patents and libraries. Our funded research collaborations and licensing agreements are structured to generate revenues through research funding, license fees, technical and clinical milestone payments and royalties.

        We do not expect to generate profits until therapeutic products from our development portfolio reach the market. Obtaining regulatory approvals to market therapeutic products is a long and arduous process. We cannot currently predict when, if ever, we will obtain such approvals.

        Through our wholly owned Biotage subsidiary we develop, manufacture and sell novel cartridge-based chromatography drug purification and separations systems as tools to speed the drug discovery process at pharmaceutical companies worldwide. We are a leading developer, manufacturer and supplier of chromatography separations systems that use disposable cartridges to separate and thereby purify pharmaceuticals being produced for research or clinical development. We also seek to offset some of the development costs of our therapeutic programs by generating revenue through greater market penetration for our chromatography products.

        Our goal is to become a fully integrated biopharmaceutical company. We use our phage display technology to discover and develop novel product candidates aimed at addressing unmet medical needs. We expect to maximize the value of our phage display technology primarily by pursuing internal product discovery and development programs. Our business model is designed to augment this value creation through a combination of collaborative arrangements to discover therapeutic products for others and to exploit our technology in non-core areas such as diagnostic imaging, research reagents and separations and through our patent and library licensing program.

        Our principal executive offices are located at 300 Technology Square, Cambridge, Massachusetts 02139 and our telephone number is (617) 225-2500.

RISK FACTORS

        Investing in our common stock involves risk. Before making an investment decision, you should read and carefully consider the factors described below, as well as other information we include or incorporate by reference in this prospectus or in any prospectus supplement.

We have a history of operating losses and expect to incur significant additional operating losses.

        We have incurred operating losses since our inception in 1989. As of June 30, 2003, we had an accumulated deficit of approximately $123.3 million. We expect to incur substantial additional operating losses over the next several years as our research, development, preclinical testing and clinical trial activities increase. We have not commercialized any therapeutic products, either ourselves or with others, that have generated revenues from final product sales, and we do not expect any of our product candidates to generate significant product revenues for the next several years. Even if our research and development efforts eventually generate revenues from sales of therapeutic products, those revenues may not fully offset the expenses of our efforts. In addition, obtaining regulatory approvals to market therapeutic products is a long and arduous process and we cannot predict when, if ever, we will receive such approvals. We generate revenue from collaborators through research and development funding and through license and maintenance fees that we receive in connection with the licensing of our phage display technology. We expect to continue to be dependent upon revenue generated from our collaborative arrangements and our licensing efforts over the next several years.

        To date, we have received revenues principally from:

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  sales of chromatography separations systems and products;

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  research and development funding received from our collaborators; and

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  milestone payments and signing and maintenance fees paid by licensees of our phage display technology.

        To become profitable, we must:

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  fully develop and commercialize biopharmaceuticals;

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  establish additional collaborative arrangements; and

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  achieve greater market penetration for our chromatography separations products.

We may be unable to raise the capital that we will need to sustain our operations.

        We expect that our existing resources will be sufficient to fund our operations into 2004. We may, however, choose to raise additional funds before then. We will need additional funds if our cash requirements exceed our current expectations or if we generate less revenue than we expect.

        Our future capital requirements will depend on many factors, including:

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  the progress of our drug discovery and development programs;

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  our ability to develop and commercialize our product candidates;

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  maintaining or expanding our existing collaborative and license arrangements and entering into additional ones;

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  the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborators and licensees;

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  sales of chromatography separations products;

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  our decision to manufacture some of our products;

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  competing technological and market developments;

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  costs of defending our patents and other intellectual property rights; and

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  the amount and timing of additional capital equipment purchases.

        We also may seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all or we may not be able to enter into additional collaborative arrangements. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs or seek to further leverage assets. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

Our biopharmaceutical or diagnostic product candidates must undergo rigorous clinical trials and regulatory approvals, which could substantially delay or prevent their development or marketing.

        Any biopharmaceutical or diagnostic product we develop will be subject to rigorous clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration. This approval process is typically lengthy and expensive, and approval is never certain. Positive results from preclinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We may not be able to conduct clinical trials at preferred sites, enroll sufficient patients or begin or successfully complete clinical trials in a timely fashion, if at all.

        We expect to enter into contractual arrangements with collaborators and third parties to conduct clinical trials on our behalf. Any failure of these collaborators or third parties to perform may delay or terminate the trials.

        Because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include that:

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  we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

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  we have limited experience in conducting the clinical trials necessary to obtain regulatory approval; and

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  data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

        Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. In addition, our or our collaborators' failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

Because we currently lack the resources, capability and experience necessary to manufacture biopharmaceuticals, we will depend on third parties to perform this function, which may adversely affect our ability to commercialize any biopharmaceuticals we may develop.

        We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals. We also lack the resources, capability and experience necessary to manufacture biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceuticals. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue to us.

        To date we have identified only a few facilities that are capable of producing material for preclinical and clinical studies and we cannot assure you that they will be able to supply sufficient clinical materials during the clinical development of our product candidates. There is no assurance that contractors will have the capacity to manufacture or test our products at the required scale and within the required time frame. There is no assurance that the supply of clinical materials can be maintained during the clinical development of our product candidates. We will also be dependent on contract manufacturers to produce and test any biopharmaceuticals that are approved for market.

We depend on the expertise, effort, priorities and contractual obligations of our collaborators; any changes in our collaborators' business direction or priorities or defaults in their obligations may have an adverse impact on our research revenues and ultimately our license revenues and expenses.

        We depend on the expertise, effort, priorities and contractual obligations of our collaborators to realize revenues from our phage display technology. However, our collaborators:

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  are not obligated under our collaborative arrangements to develop or market product candidates discovered using our phage display technology;

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  may pursue alternative technologies or develop competing products;

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  control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

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  may terminate their collaborative arrangements with us under specified circumstances with short notice; and

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  may disagree with us as to whether a milestone or royalty payment is due under the terms of our collaborative arrangements.

        The termination of a significant number of our existing collaborative arrangements or our inability to enter into other collaborative arrangements would reduce our research revenues and our potential for royalties and milestone payments.

We and our collaborators may not be able to gain market acceptance of our biopharmaceuticals, which could adversely affect our revenues.

        We cannot be certain that any of our biopharmaceutical candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical and diagnostic products and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

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  their clinical efficacy and safety;

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  their cost-effectiveness;

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  their potential advantage over alternative treatment methods;

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  their marketing and distribution support;

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  reimbursement policies of government and third-party payors; and

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  market penetration and pricing strategies of competing and future products.

        If our products do not achieve significant market acceptance, our revenues could be adversely affected.

Competition and technological change may make our potential products and technologies less attractive or obsolete.

        We compete with major pharmaceutical and biotechnology companies that are pursuing forms of treatment or prevention for the diseases that we target. Many of our competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities. Other companies may succeed in developing products earlier than we do, obtaining regulatory approval for products more rapidly than we do, or developing products that are more effective or less costly than those we develop.

        For our DX-88 product candidate, our competitors for the treatment of hereditary angiodema (HAE) include Aventis Behring and Baxter Healthcare, which currently market plasma- derived C1 esterase inhibitor products, which are approved for the treatment of HAE in Europe. In addition, other potential competitors include Jerini AG, which is developing a bradykinin antagonist for the treatment of angioedema in Europe, companies developing recombinant C1 inhibitors, such as Pharming Group N.V., as well as companies that market and develop corticosteroid drugs or other anti-inflammatory compounds. Bayer currently markets aprotinin, which is indicated for reduction of blood loss in patients undergoing cardiopulmonary bypass during coronary artery bypass graft surgery. A number of companies, including Alexion, are developing additional products to reduce the complications of cardiopulmonary bypass.

        For our DX-890 product candidate, companies with products for the treatment of cystic fibrosis include Genentech and Chiron. A number of other companies are developing neutrophil elastase inhibitors for broader indications. These include Medea Research, Cortech, Inc., Ono, Eli Lilly, SuperGen, Teijin, GlaxoSmithKline, Arriva, and Ivax.

        For potential oncology product candidates coming out of our biopharmaceutical discovery and development programs, potential competitors include numerous pharmaceutical and biotechnology companies, most of which have substantially greater financial resources and experience than we do.

        In addition, most large pharmaceutical companies seek to develop orally available small molecule compounds against many of the targets for which we and others are seeking to develop protein, peptide, and/or antibody products.

        Our phage display technology is one of several technologies available to generate libraries of compounds that can be used to discover and develop new protein, peptide, and/or antibody products. The primary competing technology platforms that pharmaceutical, diagnostics and biotechnology companies use to identify antibodies that bind to a desired target are transgenic mouse technology and the humanization of murine antibodies derived from hybridomas. Abgenix Inc., Medarex Inc., Genmab, and Protein Design Labs, Inc. are leaders in these technologies. Further, we license our phage display patents and libraries to other parties in the fields of therapeutics and in vitro diagnostic products on a non-exclusive basis. Our licensees may compete with us in the development of specific therapeutic and diagnostic products. In particular, Cambridge Antibody Technology Group plc, Morphosys AG, and

Crucell, all of which have licenses to our base technology, compete with us, both to develop therapeutics and to offer research services to larger pharmaceutical and biotechnology companies. Biosite, which is also a patent licensee of ours, has partnered with Medarex, Inc. to combine phage display technology with the transgenic mouse technology, to create antibody libraries derived from the RNA of immunized mice. Other companies are attempting to develop new antibody engineering technology. These include: Phylos, which is developing ribosomal display technology and antibody mimics; Diversa, which is developing combinatorial arrays for large-scale screening of antibodies; and our patent licensees Domantis, which makes single domain antibody libraries, and Novagen, which is developing cDNA display technology.

        In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing our products.

        Our chromatography separations business competes in mature markets with several companies that manufacture, market and sell chromatography separations and purification systems. We face active competition from other suppliers of separations products. The principal competitors in our existing product markets include Nova Sep, Isco, Inc. and Gilson, Inc., some of which also have long-term relationships with our existing customers. Our principal competitor in the chromatography separations system and cartridge market is Isco, Inc. In addition, many pharmaceutical companies have traditionally assembled their own chromatography systems and hand-packed their own cartridges. Biotage's principal competitor in the prepacked disposable cartridge market for its FLASH cartridges is Isco, which has started selling non-interchangeable cartridges. In addition others may be able to use conventional or combinatorial chemistry approaches, or develop new technology, to identify binding molecules for use in separating and purifying products. As a result, any future innovative separations products that we develop may not become accepted in the marketplace.

Our success depends significantly upon our ability to obtain and maintain intellectual property protection for our products and technologies.

        We face risks and uncertainties related to our intellectual property rights. For example:

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  we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

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  third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; or

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  our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

        Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we may be unable to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights, whether by licensing or any invalidity of our patents or otherwise, would negatively affect our research and revenues.

        In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

        Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights covering those processes or products. Third parties have patent rights related to phage display, particularly in the area of antibodies. While we have gained access to key patents in the antibody area through the cross licenses with Biosite, Genentech, Xoma and Cambridge Antibody Technology, other third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In addition, we may choose to license patent rights from third parties. In order for us to commercialize a process or product, we may need to license the patent rights of other parties. If a third party does not offer us a needed license or offers us a license only on terms that are unacceptable, we may be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under their agreement with us, we might lose future milestone payments and royalties. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products.

        We seek affirmative rights of license or ownership under existing patent rights relating to phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a negative effect on our business.

Proceedings to obtain, enforce or defend patents and to defend against charges of infringement are time consuming and expensive activities. Unfavorable outcomes in these proceedings could limit our patent rights and our activities, which could materially affect our business.

        Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the U.S. Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

        In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, our first phage display patent in Europe, European Patent No. 436,597, known as the 597 Patent, was ultimately revoked in 2002 in proceedings in European Patent Office. We have two divisional patent applications of the 597 Patent pending in the European Patent Office. We will not be able to prevent other parties from using our phage display technology in Europe if the European Patent Office does not grant us another patent. We cannot be assured that we will prevail in the prosecution of either of these patent applications.

        We may need to resort to litigation to enforce any patent issued to us. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that the use of our technology infringes these patents. For example, George Pieczenik and I.C. Technologies America, Inc. sued us in 1999 for patent infringement of three United States patents. On February 25, 2003, the District Court granted summary judgment of noninfringement in our favor with respect to the three asserted patents. On March 5, 2003, the plaintiff filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit. We have incurred substantial expense defending this claim. We could also incur substantial costs in connection with any other litigation or patent proceeding and our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

Our revenues and operating results have fluctuated significantly in the past, and we expect this to continue in the future.

        Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results will depend on:

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  the timing of our increased research and development expenses;

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  the establishment of new collaborative and licensing arrangements;

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  the timing and results of clinical trials;

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  the development and marketing programs of current and prospective collaborators;

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  the completion of certain milestones; and

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  the timing of customer purchases of larger separations equipment systems.

        If the revenues we receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

We lack experience in conducting clinical trials, regulatory processes, and conducting sales and marketing activities, any or all of which may adversely impact our ability to commercialize any biopharmaceuticals that we may develop.

        We have hired experienced clinical development, regulatory, and marketing staff to develop and supervise clinical trials, regulatory processes, and sales and marketing activities. However, we will remain dependent upon third party contract research organizations to carry out some of our clinical and preclinical research studies for the foreseeable future. While we will seek to establish contracts with experienced, resourceful contractors who can carry out these activities efficiently, effectively, and quickly, we cannot assure that these third party contractors will perform as expected and required. Any failure to perform adequately may cause delays in one or more products and might lead to a failure to gain regulatory approval.

        Similarly, we may be unable to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms. For certain products, we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful or the product may not be approved.

        As a result we may experience delays in the commercialization of our biopharmaceuticals and we may be unable to compete effectively.

If we lose or are unable to hire and retain qualified personnel, then we may not be able to develop our products or processes.

        We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented.

We currently depend on one supplier for a key component in our separations products, and if we lose that supplier we could experience delays in the production and shipment of our separations products, which would adversely impact our separations product sales revenues.

        We manufacture our chromatography separations products using compounds and separations media manufactured by third parties. We currently purchase a significant percentage of the silica that we use as separations media in our prepacked disposable separations cartridges and other separations products from Chemie Uetikon, a major bulk producer of silica located in Zurich, Switzerland. While we have arranged to obtain separations media from alternative sources of supply at prices and on terms and conditions substantially similar to those in the agreement with our current supplier, any interruption in our source of supply could slow production and delay shipments to our customers, which would adversely impact our separations product sales revenues. To date, we have not experienced any major difficulties in obtaining commercial quantities of separations media from any of our current suppliers.

We use and generate hazardous materials in our business, and any claims relating to the improper handling, storage, release or disposal of these materials could be time-consuming and expensive.

        Our development and manufacture of chromatography separations systems and products involves the controlled storage, use and disposal of hazardous materials and chemicals. Our phage display research and development also involves the controlled storage, use and disposal of chemicals and solvents, as well as biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. If an accident occurs, an injured party could seek to hold us liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

We may have significant product liability exposure.

        We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. We also have liability for products that we manufacture through our Biotage subsidiary. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

Our business is subject to risks associated with international sales and operations and collaborations.

        Since we sell our chromatography products worldwide, our business is subject to risks associated with doing business internationally. Product revenues from the conduct of international business represented approximately 28% and 29% of our total product revenues in 2001 and 2002, respectively. These product revenues are received by us in the local foreign currency. We anticipate that revenues from our international operations will continue to represent a portion of our total revenues. Accordingly, our future results could be harmed by the effect of currency exchange rate fluctuations and by compliance with foreign laws and regulations.

        The laws of foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. In countries where we do not have and/or have not applied for patents on our products, we will be unable to prevent others from developing or selling similar products. In addition, in jurisdictions outside the United States where we have phage display patent rights, we may be unable to prevent unlicensed parties from selling or importing products or technologies derived elsewhere using phage display.

        Until we or our licensees obtain the required regulatory approvals for biopharmaceuticals identified using phage display in any specific foreign country, we or our licensees will be unable to sell these products in that country. International regulatory authorities have imposed numerous and varying regulatory requirements and the approval procedures can involve additional testing. Approval by one regulatory authority does not ensure approval by any other regulatory authority.

We may not succeed in acquiring technology and integrating complementary businesses.

        We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

  •
  the diversion of management's attention from core business concerns;

  •
  the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

  •
  the loss of key employees from either our current business or any acquired businesses; and

  •
  the assumption of significant liabilities of acquired businesses.

        We may be unable to make any future acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by you will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. If we issue debt securities to finance acquisitions, then the debtholders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of intangible assets in connection with future acquisitions. We might also have to recognize significant amounts of goodwill that will have to be tested periodically for impairment. These amounts could be significant, which could harm our operating results.

Our common stock may continue to have a volatile public trading price and low trading volume.

        The market price of our common stock has been highly volatile. Since our initial public offering in August 2000 through June 2003, the price of our common stock on the Nasdaq National Market has ranged between $54.12 and $1.05.

        The market has experienced significant price and volume fluctuations for reasons unrelated to our operating performance.

        Many factors may have a negative effect on the market price of our common stock, including:

  •
  public announcements by us, our competitors or others;

  •
  developments concerning proprietary rights, including patents and litigation matters;

  •
  publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

  •
  regulatory developments in both the United States and abroad;

  •
  public concern about the safety or efficacy of new technologies;

  •
  general market conditions and comments by securities analysts; and

  •
  quarterly fluctuations in our revenues and financial results.

Anti-takeover provisions in our governing documents and under Delaware law and our shareholder rights plan may make an acquisition of us more difficult.

        We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

        Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward.

        Our shareholder rights plan could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirors.

        Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

        The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement, and the documents we incorporate by reference may contain forward-looking statements. Generally, the forward-looking statements use words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "opportunity," "plan," "potential," "project," "will" and similar terms. Without limiting the foregoing, these forward-looking statements include statements about:

  •
  our strategic plans;

  •
  the future of our industry;

  •
  the scope of our patent coverage;

  •
  the commencement and completion of research and preclinical studies and clinical trials;

  •
  the timing of planned regulatory filings;

  •
  the establishment of corporate collaborations;

  •
  competitive technologies and activities of competitive companies;

  •
  anticipated expenses;

  •
  anticipated sources of future revenues; and

  •
  our need for additional funds.

        Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this prospectus or the documents we incorporate by reference. Many factors could cause or contribute to these differences, including the factors referred to above under the caption "Risk Factors." The forward-looking events discussed in this prospectus or any documents we incorporate by reference might not occur. Accordingly, you should not place undue reliance on our forward-looking statements.

        You should carefully read this entire prospectus and any prospectus supplements, particularly the section entitled "Risk Factors," before you make an investment decision.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, acquisitions of new technologies and investments, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs, preferred stock dividends and the component of rental expense believed by management to be representative of the interest factor for those amounts.

	Year Ended December 31,
						Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—
Coverage Deficiency (in thousands)	$(7,134)	$(13,172)	$(15,108)	$(17,044)	$(26,408)	$(12,448)

DESCRIPTION OF COMMON STOCK

        The following description of our common stock, together with any additional information we include in any applicable prospectus supplements, summarizes the material terms of our common stock. For the complete terms of our common stock, you should refer to our restated certificate of incorporation and our by-laws, both of which are included as exhibits to the registration statement, which includes this prospectus. The summary below is also qualified by provisions of applicable law.

        Our authorized common stock currently consists of 50,000,000 shares, par value $0.01 per share. As of June 30, 2003, we had approximately 24,482,490 shares of common stock issued and outstanding and we had approximately 353 stockholders of record.

        Each share of our common stock is entitled to one vote on all matters on which our stockholders are entitled to vote and do not have cumulative voting rights. Holders of our common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. All shares of common stock issued under this prospectus will be, when issued, fully-paid and nonassessable.

        As of the date hereof, holders of approximately 4.3 million shares of common stock, are entitled to certain rights with respect to registration of those shares under the Securities Act of 1933, as amended. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense, on not more than two occasions and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration.

        American Stock Transfer & Trust Company is the transfer agent and registrar of our common stock. Its telephone number is (800) 937-5449.

DESCRIPTION OF PREFERRED STOCK

        Pursuant to our restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to one million shares of preferred stock, in one or more series, fifty thousand shares of which have been designated as Series A junior participating preferred stock. Our board shall determine the rights, preferences, privileges and restrictions of the remaining 950,000 undesignated shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

        If we decide to sell shares of preferred stock, we will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series.

We will incorporate by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

  •
  the title and stated value;

  •
  the number of shares we are offering;

  •
  the liquidation preference per share;

  •
  the purchase price;

  •
  the dividend rate, period and payment date and method of calculation for dividends;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

  •
  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

  •
  voting rights, if any, of the preferred stock;

  •
  preemption rights, if any;

  •
  restrictions on transfer, sale or other assignment, if any;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

  •
  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

        If we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Dyax, rank as follows:

    (1)
    senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that the equity securities rank junior to the preferred stock with respect to these rights;

    (2)
    on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to these rights; and

    (3)
    junior to all equity securities issued by us the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Dyax (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

        As used for these purposes, the term "equity securities" does not include convertible debt securities.

        The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

        The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of common stock.

        The transfer agent and registrar for the Series A junior participating preferred stock is American Stock Transfer & Trust Company. The transfer agent and registrar for any other series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by Dyax and a trustee to be identified in the applicable prospectus supplement, as trustee. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

        We may offer under this prospectus up to $40,000,000 aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $40,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Dyax and will rank equally with all of our other unsecured indebtedness.

        The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

General

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and to the description of debt securities in this prospectus.

        The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

  (1)
  the title;

  (2)
  the aggregate principal amount;

  (3)
  the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

  (4)
  any limit on the aggregate principal amount;

  (5)
  the date or dates on which principal is payable;

  (6)
  the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;

  (7)
  the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;

  (8)
  the place or places where principal and, if applicable, premium and interest, is payable;

  (9)
  the terms and conditions upon which Dyax may, or the holders may require Dyax to, redeem or repurchase the debt securities;

  (10)
  the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

  (11)
  whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

  (12)
  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

  (13)
  the currency of denomination;

  (14)
  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

  (15)
  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

  (16)
  if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

  (17)
  the provisions, if any, relating to any security provided for the debt securities;

  (18)
  any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

  (19)
  any events of default, if not otherwise described, begin under "Events of Default";

  (20)
  the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;

  (21)
  any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series;

  (22)
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

  (23)
  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Dyax.

        We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

        If we issue debt securities that may be exchanged for or converted into shares of common stock or preferred stock, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

Transfer and Exchange

        We may issue debt securities that will be represented by either:

  (1)
  "book-entry securities," which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

  (2)
  "certificated securities," which means that they will be represented by a certificate issued in definitive registered form.

        We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under "—Global Debt Securities and Book Entry System" below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

        If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee's office or at the paying agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

        You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on your certificated debt securities only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book Entry System

        The depository has indicated that it would follow the procedures described below to book-entry debt securities.

        Only participants that have accounts with the depository for the related global debt security or persons that hold interests through these participants may own beneficial interests in book-entry debt securities. Upon the issuance of a global debt security, the depository will credit, on its book-entry registration and transfer system, each participants' account with the principal amount of the book-entry debt securities represented by the global debt security that is beneficially owned by that participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry debt securities.

        So long as the depository for a global debt security, or its nominee, is the registered owner of the global debt security, the depository or its nominee will be considered the sole owner or holder of the book-entry debt securities represented by the global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or holders of these securities under the indenture. Accordingly, each person who beneficially owns book-entry debt securities and desires to exercise their rights as a holder under the indenture, must rely on the procedures of the depository for the related global debt security and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights.

        We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities. Dyax and its agents, the trustee, and any of its agents, will treat as the holder of a debt security the persons specified in a written statement of the depository with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

        Payments of principal and, if applicable, premium and interest, on book-entry debt securities will be made to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. Dyax and its agents, the trustee, and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depository, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the amounts of book-entry debt securities held by each participant as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

        If the depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor depository. If we do not appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated debt securities in exchange for each global debt security. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities. In that case, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by that global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in the name or names that the depository instructs the trustee. We expect that these instructions will be based upon directions received by the depository from participants.

        We obtained the information in this section concerning the depository and the depository's book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

No Protection in the Event of Change of Control

        The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Dyax or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

        Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

        We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

  (1)
  the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

  (2)
  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

  (1)
  we fail to pay any principal of, or premium, if any, when it becomes due;

  (2)
  we fail to pay any interest within 30 days after it becomes due;

  (3)
  we fail to observe or perform any other covenant in the debt securities or the indenture for 45 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series;

  (4)
  we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $10 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

  (5)
  any final judgment or judgments which can no longer be appealed for the payment of more than $10 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

  (6)
  certain events occur involving bankruptcy, insolvency or reorganization of Dyax or any of our significant subsidiaries.

        The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

        If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

        If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

        If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

        The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

        No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

  (1)
  the holder gives to the trustee written notice of a continuing event of default;

  (2)
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

  (3)
  the trustee fails to institute proceeding within 60 days of the request; and

  (4)
  the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

        However, these limitations do not apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

        From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

  (1)
  to provide that the surviving entity following a change of control of Dyax permitted under the indenture shall assume all of our obligations under the indenture and debt securities;

  (2)
  to provide for uncertificated debt securities in addition to certificated debt securities;

  (3)
  to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

  (4)
  to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder;

  (5)
  to issue and establish the form and terms and conditions; and

  (6)
  to appoint a successor trustee under the indenture with respect to one or more series.

        From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

  (1)
  reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security;

  (2)
  reduce the rate of or change the time for payment of interest;

  (3)
  reduce the principal of or premium on or change the stated maturity;

  (4)
  make any debt security payable in money other than that stated in the debt security;

  (5)
  change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption of this type may be made;

  (6)
  waive a default on the payment of the principal of, interest on, or redemption payment;

  (7)
  take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action.

Defeasance and Discharge of Debt Securities and Certain Covenants in Certain Circumstances

        The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

  (1)
  to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as "legal defeasance"):

  (a)
  to register the transfer or exchange of the debt securities;

  (b)
  to replace temporary or mutilated, destroyed, lost or stolen debt securities;

  (c)
  to compensate and indemnify the trustee; or

  (d)
  to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

  (2)
  to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as "covenant defeasance").

        In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for this purpose:

  (1)
  money;

  (2)
  U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

  (3)
  a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

        In addition, defeasance may be effected only if, among other things:

  (1)
  in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

  (2)
  in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if a defeasance had not occurred;

  (3)
  in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

  (4)
  certain other conditions described in the indenture are satisfied.

        If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

        The term "U.S. Government Obligations" as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        The term "Foreign Government Obligations" as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

        We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of Dyax, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any "conflicting interest" within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

        The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

DESCRIPTION OF WARRANTS

General

        We may issue warrants to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered.

Debt Warrants

        We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

  (1)
  the title;

  (2)
  the aggregate number offered;

  (3)
  their issue price or prices;

  (4)
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

  (5)
  the designation and terms of any related debt securities and the number of debt warrants issued with each security;

  (6)
  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  (7)
  the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

  (8)
  the commencement and expiration dates of the right to exercise;

  (9)
  the maximum or minimum number which may be exercised at any time;

  (10)
  a discussion of the material United States federal income tax considerations applicable to exercise; and

  (11)
  any other terms, procedures and limitations relating to exercise.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon exercise.

Other Warrants

        The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

  (1)
  the title;

  (2)
  the securities issuable upon exercise;

  (3)
  the issue price or prices;

  (4)
  the number of warrants issued with each share of preferred stock or common stock;

  (5)
  any provisions for adjustment of (a) the number or amount of shares of preferred stock or common stock receivable upon exercise of the warrants or (b) the exercise price;

  (6)
  if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

  (7)
  if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

  (8)
  any other terms, including terms, procedures and limitations relating to exchange and exercise;

  (9)
  the commencement and expiration dates of the right to exercise; and

  (10)
  the maximum or minimum number that may be exercised at any time.

Exercise of Warrants

        Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW, OUR CHARTER
DOCUMENTS AND OUR SHAREHOLDER RIGHTS PLAN

Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 provides that a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder became an interested stockholder unless:

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

  •
  on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        For the purpose of Section 203, subject to specified exceptions, an interested stockholder is defined to include any person who, together with any affiliates or associates of that person, beneficially owns, or owned within the past three years, directly or indirectly, 15% or more of our outstanding voting stock.

Charter and By-Law Provisions

        Our restated certificate of incorporation and by-laws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

  •
  our restated certificate of incorporation classifies the board of directors into three classes with staggered three-year terms;

  •
  our by-laws include a provision prohibiting stockholder action by written consent;

  •
  our restated certificate of incorporation and by-laws permit our board of directors to enlarge the size of the board and fill the vacancies;

  •
  our restated certificate of incorporation requires the approval of 66 2/3% of the outstanding capital stock to merge us into another entity, sell all or substantially all of our assets, or engage in any other business combination not approved by the board of directors;

  •
  our restated certificate of incorporation provides our board of directors with the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights of each series without further action by our stockholders;

  •
  our restated certificate of incorporation provides that some of its provisions may be changed only by an affirmative vote of 66 2/3% of our outstanding capital stock;

  •
  our by-laws provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention within a specified period in advance and provides us with certain required information;

  •
  our by-laws provide that special meetings of stockholders may be called only by our president or our board of directors; and

  •
  our by-laws provide that a stockholder who wishes to bring business before the stockholders at our annual meeting must provide us with advance notice.

Shareholder Rights Plan

        We have a shareholder rights plan. The shareholder rights plan will make it more difficult for a third party to acquire us without the consent of our board of directors. Under the plan, each outstanding share of our common stock carries with it a right, which is currently unexercisable, that permits the holder to purchase shares of our common stock at a 50% discount from market value upon the occurrence of specified events, including, unless approved by our board of directors, an acquisition by a person or group of specified levels of beneficial ownership of our common stock or a tender offer for our common stock. In addition, in the event of certain business combinations, the rights permit purchase of the common stock of an acquiror at a 50% discount. The rights are redeemable by us for $0.001 per right and will expire on June 27, 2011. One of the events that will trigger the rights is any person's acquisition of, or commencement of a tender offer for, 15% or more of the outstanding shares of our common stock. Such an acquiring person may not exercise a right under the plan.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by us in this prospectus:

  (1)
  directly to purchasers;

  (2)
  through agents;

  (3)
  through dealers;

  (4)
  through underwriters; or

  (5)
  through a combination of any of these methods of sale.

        We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

  (1)
  at a fixed price or prices, which may be changed;

  (2)
  at market prices prevailing at the time of sale;

  (3)
  at prices related to the prevailing market prices; or

  (4)
  at negotiated prices.

        We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

        If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

        Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an "at the market" offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions.

These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

        Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the common stock, which is listed on the Nasdaq National Market. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

        The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

        Palmer & Dodge LLP, Boston, Massachusetts, our legal counsel, will give us an opinion on the validity of the securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our web site at http://www.dyax.com. Our website is not part of this prospectus.

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the securities covered by this prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 27, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 7, 2003, as amended by Form 10-Q/A filed with the SEC on August 14, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on April 29, 2003;

  •
  our Current Report on Form 8-K, filed with the SEC on July 30, 2003; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 2, 2000, including any amendment or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 225-2500 or writing us at:

Investor Relations
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable or reimbursable by Dyax in connection with the issuance and distribution of the offered securities offered by this prospectus.

SEC registration fee	$3,236
Printing and engraving expenses	$60,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$50,000
Transfer agent fees and expenses	$7,000
Fees and expenses of the Trustee	$8,000
Miscellaneous	$15,000

Total	$218,236

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law allows us to indemnify our directors, officers, employees and agents against actual and reasonable expenses they incur in connection with any action, suit or proceeding brought against them because they are a director, officer, employee or agent. Under Delaware law, we may pay all these expenses, provided that: (1) the person in question acted in good faith and in a manner reasonably believed to be not opposed to our best interests; and (2) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct in question was unlawful. We shall make no indemnification in connection with any proceeding brought on our behalf where the person involved is adjudged to be liable to us, except as may be ordered by a court.

        Article VIII of the our Restated Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify anyone that we have the power to indemnify against any expenses, liabilities or other matters referred to in or covered by that section. This indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Both action in an official capacity and action in another capacity while holding office may be subject to indemnification. A person's right to indemnification does not cease solely because that person ceases to be a director, officer, employee or agent, or because that person dies.

        Article IX of our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director as a director. Notwithstanding that provision, Article IX provides that a director shall be liable to the extent provided by applicable law:

  •
  for breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith, or acts involving intentional misconduct or a knowing violation of law;

  •
  pursuant to Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived improper personal benefit.

        Article IX further states that if the Delaware General Corporation Law is amended to allow further limitation of the liability of our directors or officers, then the liability of those directors or officers shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. Article IX also stipulates that no amendment to or repeal of Article IX shall apply to the liability or alleged liability of any director or officer with respect to any acts or omissions occurring prior to such amendment or repeal.

        We carry insurance that covers our directors and officers against some liabilities they may incur when acting in their official capacities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        See the Exhibit Index immediately following the signature page hereof.

ITEM 17. UNDERTAKINGS

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned registrant hereby undertakes to file an application determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Cambridge, Massachusetts, on August 14, 2003.

DYAX CORP.
By:	/s/ HENRY E. BLAIR Henry E. Blair President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ HENRY E. BLAIR Henry E. Blair	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	August 14, 2003
/s/ STEPHEN S. GALLIKER Stephen S. Galliker	Executive Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2003
Gregory D. Phelps	Director	August 14, 2003
* Constantine E. Anagnostopoulos	Director	August 14, 2003
* James W. Fordyce	Director	August 14, 2003
Thomas L. Kempner	Director	August 14, 2003
* Henry R. Lewis	Director	August 14, 2003
John W. Littlechild	Director	August 14, 2003
Alix Marduel	Director	August 14, 2003
* David J. McLachlan	Director	August 14, 2003
*By:	/s/ HENRY E. BLAIR Henry E. Blair Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement.(1)
3.1	Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2000 and incorporated herein by reference.
3.2	Certificate of Correction to the Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.4 to the Company's Amended Annual Report on Form 10-K/A (File No. 000-24537) for the year ended December 31, 2001 and incorporated herein by reference.
3.3	Amended and Restated By-laws of the Company. Filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2000 and incorporated herein by reference.
4.1	Form of Indenture.*
4.2	Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-37394) and incorporated herein by reference.
4.3	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock.(1)
4.4	Form of Note.(1)
4.5	Form of Warrant.(1)
4.6	Form of Warrant Agreement.(1)
5.1	Opinion of Palmer & Dodge LLP.*
12.1	Computation of Ratio of Earnings to Fixed Charges of the Company. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants. Filed herewith.
23.2	Consent of Palmer & Dodge LLP. Included in its opinion filed as Exhibit 5.1.*
25.1	Statement of Eligibility of Trustee under the Indenture on Form T-1. To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.(1)
(1)
To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference.

*
Filed previously.

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TABLE OF CONTENTS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
ANTI-TAKEOVER EFFECTS OF DELAWARE LAW, OUR CHARTER DOCUMENTS AND OUR SHAREHOLDER RIGHTS PLAN
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX